Exhibit 99.1
MEDIA: Lindsey Henry Moss
(816) 201-4321 lindsey.henry@cerner.com
INVESTORS: Allan Kells
(816) 201-2445 akells@cerner.com
Cerner Corp. Announces 2-For-1 Stock Split
Board of directors approves decision at Dec. 13 meeting
KANSAS CITY, Mo.—Dec. 14, 2005—Cerner Corp. (NASDAQ: CERN) announced today that its board of directors approved a 2-for-1 stock split of the company’s common stock in the form of a 100 percent stock dividend at a regularly scheduled board meeting on Dec. 13, 2005. Each shareholder of record on Dec. 30, 2005 will receive one additional share of common stock for each share held on that date.
The distribution date for the new shares will be Jan. 9, 2006. Cerner had approximately 38.4 million shares of common stock issued and outstanding as of Dec. 1, 2005. The stock split will increase the common shares issued and outstanding to approximately 76.8 million.
Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner’s logo. NASDAQ: CERN. www.cerner.com.
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